                                  SCHEDULE 14A
                                 (RULE 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

           PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                        EXCHANGE ACT OF 1934, AS AMENDED.


Filed by the registrant [X]

Filed by a party other than the registrant [ ]

Check the appropriate box:

[ ]      Preliminary proxy statement

[X]      Definitive proxy statement

[ ]      Definitive additional materials

[ ]      Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12


                             Globecomm Systems Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):


[X]      No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.


              (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

              (2)  Aggregate number of securities to which transactions applies:

--------------------------------------------------------------------------------

              (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

--------------------------------------------------------------------------------

              (4)  Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

              (5)  Total fee paid:

[ ]      Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

       (1)      Amount Previously Paid:

--------------------------------------------------------------------------------

       (2)      Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------

       (3)      Filing Party:

--------------------------------------------------------------------------------

       (4)      Date Filed:

--------------------------------------------------------------------------------

                            GLOBECOMM SYSTEMS INC.

                                45 OSER AVENUE
                           HAUPPAUGE, NEW YORK 11788

                             ---------------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                               NOVEMBER 21, 2002

                             ---------------------

     The Annual Meeting of Stockholders (the "Annual Meeting") of Globecomm Systems Inc. (the "Company") will be held at the principal executive offices of the Company, 45 Oser Avenue, Hauppauge, New York 11788 on November 21, 2002, at 10:00 a.m. (eastern standard time) for the following purposes:

     (1) To elect eight directors to serve until the next Annual Meeting or until their respective successors shall have been elected and qualified;

     (2) To ratify the appointment of Ernst & Young LLP, as independent auditors of the Company for the fiscal year ending June 30, 2003; and

     (3) To transact such other business as may properly come before the Annual Meeting.

     Only stockholders of record at the close of business on September 30, 2002 will be entitled to notice of, and to vote at, the Annual Meeting. A list of stockholders eligible to vote at the meeting will be available for inspection at the meeting and for a period of ten days prior to the meeting during regular business hours at the principal executive offices of the Company at the address above.

     Whether or not you expect to attend the Annual Meeting, your proxy vote is important to the Company. To assure your representation at the meeting, please sign and date the enclosed proxy card and return it promptly in the enclosed envelope, which requires no additional postage if mailed in the United States or Canada, or vote by telephone or over the Internet as described on the enclosed proxy card.


                                     By Order of the Board of Directors

                                     /s/ Paul J. Johnson

                                     Paul J. Johnson
                                     Secretary

October 17, 2002


                 IT IS IMPORTANT THAT THE ENCLOSED PROXY CARD
                      BE COMPLETED AND RETURNED PROMPTLY

                             GLOBECOMM SYSTEMS INC.

                                 PROXY STATEMENT

                                OCTOBER 17, 2002


     This Proxy Statement is furnished to stockholders of record of Globecomm Systems Inc. (the "Company") as of September 30, 2002 in connection with the solicitation of proxies by the Board of Directors of the Company (the "Board of Directors" or "Board") for use at the Annual Meeting of Stockholders to be held at the principal executive offices of the Company at 45 Oser Avenue, Hauppauge, New York 11788 on November 21, 2002 at 10:00 a.m. (eastern standard time) (the "Annual Meeting").

     Shares cannot be voted at the meeting unless the owner is present in person or by proxy. All properly executed and unrevoked proxies in the accompanying form that are received in time for the meeting will be voted at the meeting or any adjournment thereof in accordance with instructions thereon, or if no instructions are given, will be voted (i) "FOR" the election of the named nominees and (ii) "FOR" the ratification of Ernst & Young LLP, as independent auditors of the Company for the fiscal year ending June 30, 2003, and will be voted in accordance with the best judgment of the persons appointed as proxies with respect to other matters which properly come before the Annual Meeting. Any person giving a proxy may revoke it by written notice to the Company at any time prior to exercise of the proxy. In addition, although mere attendance at the Annual Meeting will not revoke the Proxy, a stockholder who attends the meeting may withdraw his or her proxy by voting in person. The holders of the stock issued and outstanding and entitled to vote, present in person or by proxy, will be counted for purposes of determining whether a quorum is present at the Annual Meeting. Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business at the Annual Meeting. Abstentions will be counted in tabulations of the votes cast on each of the proposals presented at the Annual Meeting, whereas broker non-votes will not be counted for purposes of determining whether a proposal has been approved.

     The Annual Report of the Company (which does not form a part of the proxy solicitation material), with the financial statements of the Company for the fiscal year ended June 30, 2002, is being distributed concurrently herewith to stockholders.

     The mailing address of the principal executive offices of the Company is 45 Oser Avenue, Hauppauge, New York 11788. This Proxy Statement and the accompanying form of proxy are being mailed to the stockholders of the Company on or about October 17, 2002.

                               VOTING SECURITIES

     The Company has only one class of voting securities outstanding, its Common Stock. At the Annual Meeting, each stockholder of record at the close of business on September 30, 2002 will be entitled to one vote for each share of Common Stock owned on that date as to each matter presented at the Annual Meeting. On September 30, 2002, 12,583,317 shares of Common Stock were outstanding. A list of stockholders eligible to vote at the Annual Meeting will be available for inspection at the Annual Meeting and for a period of ten days prior to the Annual Meeting during regular business hours at the principal executive offices of the Company at the address specified above.

                                  PROPOSAL 1
                             ELECTION OF DIRECTORS

     Unless otherwise directed, the persons appointed in the accompanying form of proxy intend to vote at the Annual Meeting for the election of the eight nominees named below as directors of the Company to serve until the next Annual Meeting or until their successors have been elected and qualified. If any nominee is unable to be a candidate when the election takes place, the shares represented by valid proxies will be voted in favor of the remaining nominees. The Board of Directors currently has seven members, all of whom are nominees for re-election. The Board of Directors will be expanded to eight members, with Daniel S. Van Riper as nominee for the additional position. Donald G. Woodring and Benjamin Duhov resigned from the Board of Directors in September 2002 and October 2002, respectively, and will not be standing for re-election as directors. The Board of Directors does not currently anticipate that any nominee will be unable to be a candidate for election.


STOCKHOLDER APPROVAL

     The affirmative vote of a plurality of the votes of the shares of the Company's outstanding Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors is required to elect the directors.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THESE NOMINEES.

INFORMATION REGARDING NOMINEES FOR ELECTION AS DIRECTORS

     The following information with respect to the principal occupation or employment, other affiliations and business experience of each of the eight nominees has been furnished to the Company by such nominee. Except as indicated, each of the nominees has had the same principal occupation for the last five years.

     David E. Hershberg, 65, founded the Company in 1994 and has served as Chief Executive Officer and Chairman of the Board of Directors since its inception, and is Chairman of the Board of Directors of NetSat Express, Inc., or NetSat. From 1976 to 1994, Mr. Hershberg was the President of Satellite Transmission Systems, Inc., or STS, a provider of satellite ground segment systems and networks, which he founded and which became a subsidiary of California Microwave, Inc., or CMI, and is currently a subsidiary of L3 Communications Corporation. From 1990 to 1994, Mr. Hershberg also served as Group President of the Satellite Communications Group of CMI, where he also had responsibility for EFData, Inc., a manufacturer of satellite communications modems and for Viasat Technology Corp., a manufacturer of communications systems which specialized in portable and mobile satellite communications equipment. Mr. Hershberg is a Director of Primus Telecommunications Group, Inc., a telecommunications company providing long distance services. Mr. Hershberg holds a B.S.E.E. from Rensselaer Polytechnic Institute, an M.S.E.E. from Columbia University and an M.S. in Management Science from Stevens Institute of Technology.

     Kenneth A. Miller, 57, has served as President and a Director since joining the Company in October 1994, and is Chief Executive Officer, President and a Director of NetSat. From 1978 to 1994, he held various positions with STS, and succeeded Mr. Hershberg as President of STS in 1994. Prior to his employment at STS, Mr. Miller was Manager of Satellite Systems at Comtech Telecommunications Corp., and a Satellite Communications Staff Officer with the United States Army. Mr. Miller holds a B.S.E.E. from the University of Michigan and an M.B.A. from Hofstra University.

     Stephen C. Yablonski, 55, has served as Vice President and a Director since joining the Company in June 1995. Additionally, in November 1999, he was promoted to the position of General Manager. From 1988 to 1995, he was employed by STS, most recently as Vice President of the Commercial Systems and Networks Division. Prior to his employment at STS, he was Vice President of Engineering at Argo Communications, a telecommunications services provider. Mr. Yablonski holds a B.S.E.E. from Brown University and an M.S.E.E. from the University of Pennsylvania.

     C. J. Waylan, 61, has been a Director of the Company since January 1997. Since August 2000, he has been an independent telecommunications advisor. From 1997 to 2000, he served as President and Chief Executive Officer of Constellation Communications, Inc., a low-earth-orbit satellite communications company. From 1996 to 1997, Dr. Waylan served as Executive Vice President of NextWave Telecom, Inc., a start-up provider of wireless communications services. Prior to joining NextWave, Dr. Waylan was an executive with GTE Corporation from 1981 to 1996, where he served as Executive Vice President for GTE Mobilnet and President of GTE Spacenet Corporation. He is also a Director of Radyne ComStream, Inc. and fSONA Communications, Inc. Dr. Waylan holds a B.S. from the University of Kansas and an M.S.E.E. and a Ph.D. from the Naval Postgraduate School.

     A. Robert Towbin, 67, has been a Director of the Company since November 1997. Mr. Towbin has been the Managing Director of Stephens Inc. and Stephens Financial Group since December 2001. From January 2000 to November 2001, he was Co-Chairman of C.E. Unterberg, Towbin and from September 1995 to December 1999 was Senior Managing Director of C.E. Unterberg, Towbin. From January 1994 to August 1995, Mr. Towbin was President and Chief Executive Officer of the Russian-American Enterprise Fund, a U.S. government-owned investment fund, and later, Vice Chairman of its successor fund, the U.S. Russia Investment Fund. He was a Managing Director of Lehman Brothers and co-head of high technology investment banking from January 1987 until January 1994. Prior to joining Lehman Brothers, Mr. Towbin was Vice Chairman and a Director of L.F. Rothschild, Unterberg, Towbin Holdings Inc. and its predecessor companies from 1959 to 1987. He serves on the Boards of the following public companies: Gerber Scientific, Inc., Globalstar Telecommunications Ltd. and K&F Industries Inc. Mr. Towbin holds a B.A. from Dartmouth College.

     Richard E. Caruso, 56, has been a Director of the Company since February 2000. Since January 2001, Mr. Caruso has been founder and Senior Partner at TechLeaders Consulting, LLC, an information technology staffing and consulting start-up company. From 1999 to 2001, Mr. Caruso served as President of Hosting Solutions at Nortel Networks Corporation, a global supplier of networking solutions and services that support the Internet. From 1994 to 1999, Mr. Caruso served as Vice President and General Manager of solutions for IBM Global Telecom and Media Industries. From 1983 to 1994, Mr. Caruso held various positions with Bellcore, including Corporate Vice President of industry markets. Mr. Caruso holds a B.S. in Engineering from Rutgers University and an M.S. in Engineering from the New Jersey Institute of Technology.

     Brian T. Maloney, 48, has been a Director of the Company since April 2002. Since March 2002, Mr. Maloney has served as Chief Operating Officer for Perot Systems Corporation. From June 1978 to February 2002, Mr. Maloney held various positions with AT&T, most recently as Senior Vice President of AT&T, and President and CEO of AT&T Solutions. Mr. Maloney received a B.S. in English from Hunter College and an M.A. in English from Columbia University.

     Daniel S. Van Riper, 62, is a new nominee for election to the Board. Mr. Van Riper is currently employed as special advisor to the management of Sealed Air Corporation, where he previously served as Senior Vice President and Chief Financial Officer from July 1998 to January 2002. From 1972 to 1998,

Mr. Van Riper was a partner of KPMG LLP and from 1962 to 1971 held various audit positions with KPMG LLP. Mr. Van Riper is a Director and chairs the Audit Committee of New Brunswick Scientific Co., Inc. and DOV Pharmaceutical, Inc. Mr. Van Riper, a Certified Public Accountant, is a member of the American Institute of Certified Public Accountants and Beta Gamma Sigma, a national honorary business fraternity. Mr. Van Riper holds a B.S. in Accounting and an M.B.A. in Economics and Finance from Rutgers University.


COMMITTEES OF THE BOARD

     The Audit Committee of the Board of Directors consists of Richard E. Caruso, Brian T. Maloney and C. J. Waylan, and reviews, acts on and reports to the Board of Directors with respect to various auditing and accounting matters, including the selection of the Company's auditors, the scope of the annual audits, fees to be paid to the auditors, the performance of the Company's independent auditors and the accounting practices of the Company.

     The Company's Board of Directors adopted a written charter for the Audit Committee on May 25, 2000.

     Each of the members of the Company's Audit Committee is independent, as determined by the Securities and Exchange Commission's audit committee rules.

     The Compensation Committee of the Board of Directors consists of Richard
E. Caruso, Brian T. Maloney and C. J. Waylan, and determines the salaries and incentive compensation of the officers of the Company and provides recommendations for the salaries and incentive compensation of the other employees and the consultants of the Company. The Compensation Committee also administers various incentive compensation, stock and benefit plans.

     The Nominating Committee of the Board of Directors consists of Richard E. Caruso, Brian T. Maloney, A. Robert Towbin and C. J. Waylan, and reviews potential candidates for service on the Board of Directors, recommends compensation packages for service on the Board, recommends Board size and composition and reports back to the entire Board of Directors.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Company's Compensation Committee consists of Richard E. Caruso, Brian
T. Maloney and C. J. Waylan. None of these individuals was an officer or employee of the Company at any time during the 2002 fiscal year or at any other time.


ATTENDANCE AT BOARD AND COMMITTEE MEETINGS

     During fiscal 2002, the Board of Directors held four regular meetings and two telephonic meetings. There were two meetings of the Audit Committee and two meetings of the Compensation Committee during fiscal 2002. The Nominating Committee was formed as of August 16, 2001 and has not held any meetings to date. All directors attended 75% or more of the (i) meetings of the Board of Directors and (ii) meetings of the Committees of the Board on which they served (except that C. J. Waylan was unable to attend one of the two audit committee meetings of the Board of Directors).


SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Under the requirements of Section 16 of the Securities Exchange Act of 1934, as amended, the Company's directors, executive officers, and any persons holding more than ten percent of the Company's

Common Stock are required to report their ownership of the Company's Common Stock and any changes in that ownership to the Securities and Exchange Commission, or Commission, and the Nasdaq National Market Surveillance Department. Specific due dates for these reports have been established and the Company is required to report in this Proxy Statement any failure to file by these dates during the fiscal year ended June 30, 2002. The Company believes that during the fiscal year ended June 30, 2002, all filing requirements under
Section 16(a) applicable to its officers, directors and greater than ten percent beneficial owners were complied with on a timely basis.


COMPENSATION OF DIRECTORS

     Mr. Caruso, Mr. Maloney and Dr. Waylan each receive an annual fee of $12,000, plus $1,000 per Board meeting attended, as well as $1,200 annually per committee. Other directors do not receive any cash compensation for their service as members of the Board of Directors, although they are reimbursed for certain expenses incurred in connection with attendance at Board meetings.

     Stock Option Grant. Under the Automatic Option Grant component of the Company's 1997 Stock Incentive Plan, or the 1997 Plan, each individual who becomes a non-employee Board member on or after August 7, 1997 will receive an option grant for 15,000 shares of Common Stock on the date such individual joins the Board; provided such individual has not been in the prior employ of the Company and provided he is not serving as a member of the Board pursuant to contractual rights granted to certain groups of stockholders in connection with their purchase of stock in the Company.


                  EXECUTIVE COMPENSATION AND OTHER INFORMATION


EXECUTIVE OFFICERS


     The executive officers of the Company as of September 30, 2002 were the following:


NAME                              AGE                                POSITION
----                              ---                                --------
David E. Hershberg ............   65      Chief Executive Officer and Chairman of the Board of Directors
                                          of the Company, and Chairman of the Board of Directors of
                                          NetSat
Kenneth A. Miller .............   57      President and Director and Chief Executive Officer of the
                                          Company, and President and Director of NetSat
Stephen C. Yablonski ..........   55      Vice President, General Manager and Director
Paul J. Johnson ...............   47      Vice President-Contracts and Corporate Secretary
Andrew C. Melfi ...............   49      Vice President, Chief Financial Officer and Treasurer
Paul Eterno ...................   47      Vice President-Human Resources
Patrick Flemming ..............   50      Corporate Vice President-Sales and Marketing

INFORMATION CONCERNING EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS OR ARE NOT NOMINEES FOR ELECTION AS DIRECTORS

     Paul J. Johnson, 47, has served as Vice President-Contracts since joining the Company in October 1996. From 1991 to 1996, he was Director of Contracts for STS. Mr. Johnson holds a B.B.A. from St. Bonaventure University.

     Andrew C. Melfi, 49, has served as Vice President and Treasurer since September 1997 and as Chief Financial Officer since joining the Company in January 1996. From 1982 to 1995, he was the Controller of STS. Mr. Melfi holds an M.B.A. and a B.B.A. in Accounting from Dowling College.

     Paul Eterno, 47, has served as Vice President of Human Resources of the Company since November 1999 and he served as Senior Director of Human Resources from January 1998 to November 1999. From October 1997 to January 1998, Mr. Eterno served as a consultant to the Company. From July 1995 to October 1997, he served as Senior Vice President of Human Resources for US Computer Group, a turnkey provider of computer service maintenance and products. Prior to that, he served most recently as Senior Director of Human Resources at STS, where he was employed from April 1983 through June 1995. Mr. Eterno holds a B.S. in Management from the New York Institute of Technology and an M.B.A. in Executive Management from St. John's University.

     Patrick Flemming, 50, has served as Corporate Vice President-Sales and Marketing since joining the Company in November 2001. Prior to joining the Company, Mr. Flemming held various positions with Lucent Technologies from October 1996 to October 2001, most recently as Vice President of Latin American Operations. Prior to Lucent, he spent 18 years with AT&T and the Bell operating companies. Mr. Flemming holds a B.S. in Business Administration from the University of South Carolina.

                           SUMMARY COMPENSATION TABLE

     The following table sets forth information concerning the compensation paid by the Company for services rendered during the fiscal years ended June 30, 2002, 2001 and 2000 to: (i) the Company's Chief Executive Officer and (ii) the four other most highly paid executive officers of the Company, each of whose compensation during fiscal 2002 was at least $100,000 (together with the Chief Executive Officer, the "Named Executive Officers"). None of the Named Executive Officers who were named in the Company's Proxy Statement for the fiscal year ended June 30, 2002 resigned or were dismissed.




                                                                                           LONG-TERM
                                                             ANNUAL COMPENSATION          COMPENSATION
                                                      ---------------------------------- -------------
                                                                               OTHER       SECURITIES
                                                                              ANNUAL       UNDERLYING      ALL OTHER
NAME AND PRINCIPAL POSITION                     YEAR   SALARY(1)   BONUS   COMPENSATION     OPTIONS     COMPENSATION(2)
---------------------------                     ----   ---------   -----   ------------  ------------- ----------------
David E. Hershberg,
Chairman and Chief Executive Officer .........  2002   $300,000      --         --           30,000         $4,700
                                                2001    272,827      --         --           72,766          6,800
                                                2000    217,077      --         --               --          4,038
Kenneth A. Miller,
President ....................................  2002    216,400      --         --           40,000          2,252
                                                2001    211,208      --         --           29,468          7,220
                                                2000    197,016      --         --            9,500          4,146
Patrick Flemming,
Corporate Vice President-Sales
and Marketing (3) ............................  2002    174,520      --         --           75,000             --


Stephen C. Yablonski,
Vice President and General Manager ...........  2002    164,000      --         --           32,000          6,775
                                                2001    160,539      --         --           10,000          6,624
                                                2000    150,539      --         --           14,500          3,946
Andrew C. Melfi,
Vice President, Chief Financial Officer
and Treasurer ................................  2002    142,000      --         --           42,000          5,867
                                                2001    137,846      --         --           47,128          5,706
                                                2000    128,077      --         --           12,000          3,163

----------
(1) Other compensation in the form of perquisites and other personal benefits has been omitted as the aggregate amount of such perquisites and other personal benefits constituted the lesser of $50,000 or 10% of the total annual salary and bonus of the Named Executive Officer for such year.

(2)   Includes annual Company contributions to the Company 401(k) plan.

(3)   Employed for less than a full year.

                       OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth information regarding option grants made pursuant to the 1997 Plan during fiscal 2002 to each of the Named Executive Officers. The Company has never granted any stock appreciation rights.


                                                                                       POTENTIAL REALIZABLE VALUE
                                                                                        AT ASSUMED ANNUAL RATES
                                                                                            OF STOCK PRICE
                                 NUMBER OF                                                 APPRECIATION FOR
                                SECURITIES       PERCENTAGE OF                             OPTION TERM (4)
                            UNDERLYING OPTIONS   TOTAL OPTIONS    EXERCISE   EXPIRATION ----------------------
NAME                            GRANTED (1)       GRANTED (2)    PRICE (3)      DATE        5%         10%
-------------------------- -------------------- --------------- ----------- ----------- ---------- -----------
David E. Hershberg .......        30,000             4.08%       $ 4.4200     11/29/11   $ 83,391    $211,330
Kenneth A. Miller ........        10,000             1.36          5.3100     09/27/11     33,394      84,628
                                  30,000             4.08          4.4200     11/29/11     83,391     211,330
Patrick Flemming .........        75,000            10.21          4.4200     11/29/11    208,479     528,326
Stephen C. Yablonski .....        12,000             1.63          5.3100     09/27/11     40,073     101,553
                                  20,000             2.72          4.4200     11/29/11     55,594     140,887
Andrew C. Melfi ..........        17,000             2.31          5.3100     09/27/11     56,770     143,867
                                  25,000             3.40          4.4200     11/29/11     69,493     176,109

----------
(1) Each option grant becomes exercisable in four equal annual installments commencing one year after the date of the option grant.

(2) Based on an aggregate of 734,400 options granted to employees in fiscal 2002, including options granted to the Named Executive Officers.

(3) The exercise price may be paid in one or more of the following forms: (i) cash or check made payable to the Company, (ii) shares of Common Stock held for the requisite period necessary to avoid a charge to the Company's earnings for financial reporting purposes and valued at fair market value on the date of exercise or (iii) through a special sale and remittance procedure through a broker.

(4) Amounts represent hypothetical gains that could be achieved for the respective options at the end of the ten-year option term. The assumed 5% and 10% rates of stock appreciation are mandated by rules of the Securities and Exchange Commission and do not represent the Company's estimate of the future market price of the Common Stock.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES


     The following table sets forth, for each of the Named Executive Officers, certain information concerning option exercises and the value of unexercised options at the end of fiscal 2002.

                                                                  NUMBER OF UNEXERCISED          NET VALUES OF UNEXERCISED
                                     SHARES                     SHARES UNDERLYING OPTIONS         IN-THE-MONEY OPTIONS (1)
                                  ACQUIRED ON      VALUE     -------------------------------   ------------------------------
NAME                                EXERCISE      REALIZED    EXERCISABLE     UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
------------------------------   -------------   ---------   -------------   ---------------   -------------   --------------
David E. Hershberg ...........        --            --            27,766         75,000              --              --
Kenneth A. Miller ............        --            --           112,218         67,250              --              --
Patrick Flemming .............        --            --                --         75,000              --              --
Stephen C. Yablonski .........        --            --           123,515         49,250              --              --
Andrew C. Melfi ..............        --            --            72,478         83,750              --              --

----------
(1) Value is defined as the fair market price of the Company's Common Stock at June 30, 2002 less the exercise price. On June 30, 2002, the closing selling price of a share of the Company's Common Stock was $4.09.


EMPLOYMENT CONTRACTS AND CHANGE OF CONTROL ARRANGEMENTS


     In October 2001, the Company entered into three-year employment agreements (the "Executive Agreements") with each of Messrs. Hershberg, Miller, Yablonski and Melfi and in January 2002 the Company entered into a three-year employment agreement with Mr. Flemming (each, an "Executive"). The Executive Agreements continue from year to year after the third anniversary date, unless terminated earlier by either party by written notice of termination given to the other party. Each Executive Agreement entitles the Executive to all employee benefits generally made available to executive officers.


     Under the employment agreements between the Company and each of Mssrs. Hershberg, Miller, Yablonski, Melfi and Flemming the Company is required to compensate Messrs. Hershberg, Miller, Yablonski, Melfi and Flemming at annual rates of $300,000, $216,400, $164,000, $142,000, and $275,000, respectively
(which amounts are reviewed annually by the Board of Directors and subject to change at the Board's discretion). Messrs. Hershberg, Miller, Yablonski, Melfi and Flemming are required to devote their full-time efforts to the Company as Chairman of the Board and Chief Executive Officer, President, Vice President and General Manager, Vice President and Chief Financial Officer and Corporate Vice President-Sales and Marketing, respectively. If the Company terminates any of the Executive Agreements, other than for disability or cause, or if any Executive terminates his employment with the Company for Good Reason (as defined in each Executive Agreement), the Company will have the following obligations: (i) the Company shall continue to pay the Executive his then applicable annual base salary for a two-year period commencing upon the effective date of the termination (the "Severance Period"); provided, however, that the Severance Period for Messrs. Hershberg and Miller shall be a three-year period commencing on the effective date of the termination; (ii) the Company shall pay for continued health benefits during the Severance Period; and (iii) the Company shall pay the cash value of certain other benefits during the Severance Period.

     If the Executive does not provide the Company notice of resignation and remains employed by the Company through the one-year anniversary of a Change in Control, as defined in the 1997 Plan, the Executive shall be paid a one-time bonus payment equal to 300%, in the cases of Messrs. Hershberg and Miller, and 200%, in the cases of Messrs. Yablonski, Melfi, and Flemming, of his then applicable annual base salary (the "Retention Bonus"); provided that the Executive must execute and deliver to the Company a general release as a condition of receiving the Retention Bonus. If an Executive gives notice of his resignation for Good Reason within one year after a Change in Control, and the Company requests that the Executive continue his employment until a date no later than the first anniversary of the Change in Control, then the Executive shall receive the severance payments and benefits described above only if he continues his employment until that date.

     The 1997 Plan provides for the accelerated vesting of the shares of Common Stock subject to outstanding options held by any executive officer or the shares of Common Stock subject to direct issuances held by any such individual, in connection with certain changes in control of the Company or the subsequent termination of the executive officer's employment following the change in control.

                         COMPENSATION COMMITTEE REPORT

     The information contained in this report shall not be deemed to be "soliciting material" or "filed" or incorporated by reference in future filings with the Securities and Exchange Commission, or subject to the liabilities of
Section 18 of the Securities and Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or Securities Exchange Act of 1934, as amended.

     The Compensation Committee of the Board of Directors is responsible for establishing the base salary and incentive cash bonus programs for the Company's executive officers and administering certain other compensation programs for such individuals, subject in each instance to review by the full Board of Directors. The Compensation Committee also is responsible for the administration of the 1997 Plan under which grants may be made to executive officers. The Board of Directors has reviewed, and is in accord with, the compensation paid to executive officers in fiscal 2002.

     GENERAL COMPENSATION POLICY. The fundamental policy of the Compensation Committee is to provide the Company's executive officers with competitive compensation opportunities based upon their contribution to the development and financial success of the Company and their personal performance. It is the Compensation Committee's objective to have a portion of each executive officer's compensation contingent upon the Company's performance as well as upon his own level of performance. Accordingly, the compensation package for each executive officer is comprised of two elements: (i) base salary which reflects individual performance and is designed primarily to be competitive with salary levels in the industry and (ii) long-term stock-based incentive awards which strengthen the mutuality of interests between the executive officers and the Company's stockholders.

     FACTORS. The principal factors which the Compensation Committee considered in ratifying the components of each executive officer's compensation package for fiscal 2002 are summarized below. The Compensation Committee may, however, in its discretion apply entirely different factors in setting executive compensation for future years.

     o BASE SALARY. The base salary for each executive officer is determined on the basis of the following factors: experience; personal performance; the salary levels in effect for comparable positions within and outside the industry; and internal base salary comparability considerations. The weight given to each of these factors differs from individual to individual, as the Compensation Committee deems appropriate.

     o BONUS. While it is the general policy of the Company not to award performance-based cash bonuses, from time to time, the Committee may authorize cash bonuses if such bonuses are deemed to be in the best interest of the Company. The circumstances for such awards may vary but may include bonus payments pursuant to the terms of negotiated employment arrangements.

     o LONG-TERM INCENTIVE COMPENSATION. Long-term incentives are provided through stock option grants. The grants are designed to align the interests of each executive officer with those of the stockholders and provide each individual with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the Company. Each grant allows the individual to acquire shares of the Company's Common Stock at a fixed price per share over a specified period of time (up to 10 years). Each option generally becomes exercisable in installments over a four-year period, contingent upon the executive officer's continued employment with the Company. Accordingly, the option will provide a return to the executive officer only if the executive officer remains employed by the Company during the vesting period, and then only if the market price of the underlying shares appreciates over the option term.

     The number of shares subject to each option grant is set at a level intended to create a meaningful opportunity for stock ownership based on the officer's current position with the Company, the base salary associated with that position, the size of comparable awards made to individuals in similar positions within the industry, the individual's potential for increased responsibility and promotion over the option term and the individual's performance in recent periods. The Compensation Committee also considers the number of unvested options held by the executive officer in order to maintain an appropriate level of equity incentive for that individual. However, the Compensation Committee does not adhere to any specific guidelines as to the relative option holdings of the Company's executive officers. There were 283,000 stock options granted to executive officers in fiscal 2002.

     CEO COMPENSATION. In setting the compensation payable to the Company's Chief Executive Officer, the Compensation Committee seeks to achieve two objectives: (i) establish a level of base salary competitive with that paid by companies within the industry which are of comparable size to the Company and by companies outside of the industry with which the Company competes for executive talent, and (ii) make a significant percentage of the total compensation package contingent upon the Company's performance and stock price appreciation. In fiscal 2002, as part of his compensation, Mr. Hershberg received a 30,000 option grant as a long-term stock-based incentive award.

     The base salary established for Mr. Hershberg on the basis of the foregoing criteria was intended to provide a level of stability and certainty each year. Accordingly, this element of compensation was not affected to any significant degree by Company performance factors.

     COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(M). Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to publicly held companies for compensation exceeding $1.0 million paid to certain of the corporation's executive officers. The limitation applies only to compensation which is not considered to be performance-based. The non-performance based compensation paid to the Company's executive officers for the 2002 fiscal year did not exceed the $1.0 million limit per officer, nor is it expected that the non-performance based compensation to be paid to the Company's executive officers for fiscal 2003 will exceed that limit. The 1997 Plan is structured so that any compensation deemed paid to an executive officer in connection with the exercise of option grants made under that plan with an exercise price equal to the fair market value of the option shares on the grant date will qualify as performance-based compensation which will not be subject to the $1.0 million limitation. Because it is very unlikely that the cash compensation payable to any of the Company's executive officers in the foreseeable future will approach the $1.0 million limit, the Compensation Committee has decided at this time not to take any other action to limit or restructure the elements of cash compensation payable to the Company's executive officers. The Compensation Committee will reconsider this decision should the individual compensation of any executive officer ever approach the $1.0 million level.


THE COMPENSATION COMMITTEE

MR. RICHARD E. CARUSO
MR. BRIAN T. MALONEY
DR. C. J. WAYLAN

            REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

     The information contained in this report shall not be deemed to be "soliciting material" or "filed" or incorporated by reference in future filings with the Securities and Exchange Commission, or subject to the liabilities of
Section 18 of the Securities and Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or Securities Exchange Act of 1934, as amended.

     The following is the report of the Audit Committee with respect to the Company's audited financial statements for the fiscal year ended June 30, 2002, included in the Company's Annual Report on Form 10-K for that year.

     The Audit Committee has reviewed and discussed the audited financial statements of the Company for the fiscal year ended June 30, 2002 with the Company's management. The Audit Committee has discussed with Ernst & Young LLP, the Company's independent auditors, matters required to be discussed by Statement on Auditing Standards No. 61 ("Communication with Audit Committees"), as amended, which includes, among other things, matters related to the conduct of the audit of the Company's financial statements.

     The Audit Committee has received the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1, "Independence Discussion with Audit Committees", as amended, and the Audit Committee has discussed with Ernst & Young LLP its independence from the Company.

     During the fiscal year ended June 30, 2002, Ernst & Young LLP provided audit, audit related and non-audit services to the Company as follows:

     (a) Audit Fees: Aggregate fees billed for professional services rendered for the audit of the Company's fiscal year 2002 annual financial statements and review of the interim financial statements included in the Company's quarterly reports on Form 10-Q for fiscal year 2002 were approximately $143,000.

     (b)  Financial Information Systems Design and Implementation Fees: None

     (c) All Other Fees: The aggregate fees billed for other professional services rendered for fiscal year 2002, mainly included income tax compliance and consulting services and consultation on accounting standards and transactions totaling approximately $82,000.

     The Audit Committee of the Board of Directors of the Company has considered whether provision of the services described in sections (b) and
(c) above is compatible with maintaining the independent accountant's independence and has determined that such services have not adversely affected Ernst & Young LLP's independence.

     Based on the Audit Committee's review and discussions noted above, the Audit Committee recommended to the Board of Directors that the Company's audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2002 for filing with the Securities and Exchange Commission.


THE AUDIT COMMITTEE

MR. RICHARD E. CARUSO
MR. BRIAN T. MALONEY
DR. C. J. WAYLAN

                               PERFORMANCE GRAPH

     Set forth below is a graph comparing the cumulative total stockholder return, assuming dividend reinvestment of $100 invested in the Company's Common Stock on August 8, 1997 (the date public trading of the Company's stock commenced) through June 30, 2002 with the cumulative total return, assuming dividend reinvestment of $100 invested in the Nasdaq Stock Market (U.S.) Index and a Self-Constructed Peer Group Index. The Peer Group consists of the following companies: Comtech Telecommunications Corp., EMS Technologies, Inc., Radyne ComStream, Inc., STM Wireless, Inc. and ViaSat, Inc.


                COMPARISON OF 59 MONTH CUMULATIVE TOTAL RETURN*
                         AMONG GLOBECOMM SYSTEMS INC.
                     THE NASDAQ STOCK MARKET (U.S.) INDEX
                                AND A PEER GROUP

[GRAPHIC OMITTED]














*  $100 INVESTED ON 8/8/97 IN STOCK OR INDEX -
   INCLUDING REINVESTMENT OF DIVIDENDS.
   FISCAL YEAR ENDING JUNE 30.

                                  PROPOSAL 2
                      RATIFICATION OF INDEPENDENT AUDITORS

     Upon the recommendation of the Audit Committee, the Board of Directors appointed Ernst & Young LLP, independent auditors of the Company since November 27, 1996, as auditors of the Company to serve for the year ending June 30, 2003, subject to the ratification of such appointment by the stockholders at the Annual Meeting. A representative of Ernst & Young LLP will attend the Annual Meeting with the opportunity to make a statement if he or she so desires and will also be available to answer inquiries.


STOCKHOLDER APPROVAL

     The affirmative vote of a majority of the Company's outstanding Common Stock represented and voting at the Annual Meeting is required to ratify the appointment of Ernst & Young LLP as independent auditors of the Company to serve for the year ending June 30, 2003.


RECOMMENDATION OF THE BOARD OF DIRECTORS

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth, as of October 8, 2002, certain information with respect to the beneficial ownership of shares of Common Stock of: (i) all stockholders known by the Company to be the beneficial owners of more than 5% of its outstanding Common Stock, (ii) each director, nominee for director and Named Executive Officer of the Company and (iii) all directors and executive officers of the Company as a group. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting and investment power with respect to shares.


                                                            NUMBER OF SHARES
                                                            OF COMMON STOCK      PERCENTAGE
                                                             BENNEFICIALLY        OF SHARES
NAME AND ADDRESS OF BENEFICIAL OWNER(1)                         OWNED(2)         OUTSTANDING
---------------------------------------                         --------         -----------
Royce & Associates, Inc.
 1414 Avenue of the Americas, Ninth Floor,
 New York, New York 10019 .............................        1,478,000            11.75%
David E. Hershberg ....................................          805,266(3)          6.38%
Kenneth A. Miller .....................................          284,185(4)          2.23%
Stephen C. Yablonski ..................................          144,193(5)          1.13%
Andrew C. Melfi .......................................           97,628(6)             *
Patrick Flemming ......................................           18,750(7)             *
C. J. Waylan ..........................................           61,750(8)             *
A. Robert Towbin ......................................           21,590(9)             *
Richard E. Caruso .....................................           15,000(10)            *
Brian T. Maloney ......................................               --                *
All current directors and executive officers as a group
 (11 persons) .........................................        1,561,168 (11)       11.80%

----------
* Represents less than 1%.

(1) Except as otherwise indicated, (i) the stockholders named in the table have sole voting and investment power with respect to all shares beneficially owned by them and (ii) the address of all stockholders listed in the table is: c/o Globecomm Systems Inc., 45 Oser Avenue, Hauppauge, New York 11788.

(2) The number of shares of Common Stock outstanding as of October 8, 2002 is 12,576,817. Amounts shown for each stockholder include (i) all shares of Common Stock owned by each stockholder and (ii) shares of Common Stock underlying options, warrants and rights of first refusal exercisable within 60 days of October 8, 2002, with the exception of Royce & Associates which is based on the latest information available as of June 30, 2002.

(3) Includes 171,000 shares of Common Stock held by Deerhill Associates, a family partnership of which Mr. Hershberg is General Managing Partner. Mr. Hershberg disclaims beneficial ownership of the shares held by Deerhill Associates except to the extent of his proportionate pecuniary interest therein. Includes 50,266 shares of Common Stock issuable upon the exercise of stock options.

(4) Includes 146,406 shares of Common Stock issuable upon the exercise of stock options and warrants.

(5) Consists of 1,485 shares of Common Stock held by certain members of Mr. Yablonski's family of which Mr. Yablonski disclaims beneficial ownership and 140,078 shares of Common Stock issuable upon the exercise of stock options and warrants.

(6) Includes 97,478 shares of Common Stock issuable upon the exercise of stock options.

(7) Includes 18,750 shares of Common Stock issuable upon the exercise of stock options.

(8) Includes 57,750 shares of Common Stock issuable upon the exercise of stock options.

(9) Includes 15,000 shares of Common Stock issuable upon the exercise of stock options.

(10) Includes 15,000 shares of Common Stock issuable upon the exercise of stock options.

(11)  See Notes (3) through (10) above.

                              CERTAIN TRANSACTIONS


     From July 1, 2001 through October 8, 2002, the Company granted executive officers and directors of the Company and employees, some of whom are immediate family members of the Company's executive officers, options to purchase 735,400 shares of the Company's Common Stock with exercise prices ranging from $4.42 to $6.81 per share.

     On September 4, 2001, the Company loaned to each of Mr. Hershberg and Mr. Miller the principal amount of $300,000, pursuant to secured promissory notes (the "Notes" or "Note") bearing an interest rate equal to 5.0% per annum payable in full on September 30, 2004. Each of Mr. Hershberg and Mr. Miller pledged shares of the Company's common stock as security for the Notes. On May 7, 2002, Mr. Hershberg sold 200,000 shares of the Company's common stock at a fair market price of $5.82 per share on such date in connection with our stock repurchase program. The Company deducted amounts outstanding on the Note together with accrued interest thereon from the gross proceeds paid to Mr. Hershberg in connection with this transaction.

     On April 1, 2001, the Company loaned to each of Mr. Woodring and Mr. Yablonski the principal amounts of $200,000 and $40,000, respectively, pursuant to promissory notes bearing an interest rate equal to 5.0% per annum payable in full on December 31, 2002. On December 12, 2001, the Company loaned to Mr. Woodring an additional $100,000 and amended the promissory note accordingly.


                             STOCKHOLDER PROPOSALS

     If the Company has not received notice prior to August 23, 2002 of any matter a stockholder intends to propose for a vote at the 2002 Annual Meeting of Stockholders, then a proxy solicited by the Board of Directors may be voted on such matter in the discretion of the proxy holder, without discussion of the matter in the proxy statement soliciting such proxy and without such matter as a separate item on the proxy card.

     The deadline for stockholders to submit proposals to be considered for inclusion in the Company's Proxy Statement for next year's Annual Meeting of Stockholders is anticipated to be June 17, 2003. Such proposals may be included in next year's Proxy Statement, if they comply with certain rules and regulations promulgated by the Commission. Stockholder proposals must be mailed to the attention of the Company's Secretary at the Company's principal executive offices located at 45 Oser Avenue, Hauppauge, New York 11788.

                                 OTHER MATTERS

     The Board knows of no matters that are to be presented for action at the Annual Meeting other than those set forth above. If any other matters properly come before the Annual Meeting, the persons named in the enclosed form of proxy will vote the shares represented by proxies in accordance with their best judgment on such matters.

     Proxies will be solicited by mail and may also be solicited in person or by telephone by some regular employees of the Company. The Company may also consider the engagement of a proxy solicitation firm. Costs of the solicitation will be borne by the Company.

                                     By Order of the Board of Directors

                                     /s/ Paul J. Johnson

                                     Paul J. Johnson
                                     Secretary

Hauppauge, New York
October 17, 2002

                                 (Form of Proxy)
                             GLOBECOMM SYSTEMS INC.
          PROXY FOR ANNUAL MEETING OF STOCKHOLDERS - November 21, 2002
       (THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY)


The undersigned stockholder of Globecomm Systems Inc. hereby appoints David E. Hershberg and Kenneth A. Miller, and each of them, with full power of substitution, proxies to vote the shares of common stock which the undersigned could vote if personally present at the Annual Meeting of Stockholders of Globecomm Systems Inc. to be held at the principal executive offices of Globecomm Systems Inc., 45 Oser Avenue, Hauppauge, New York 11788, on November 21, 2002, telephone number 631-231-9800, at 10:00 a.m. (eastern standard time), or any adjournment thereof.

1.       ELECTION OF DIRECTORS (for terms as described in the Proxy Statement)

         [ ] FOR all nominees below                     [ ]   WITHHOLD AUTHORITY
         (except as marked to the contrary)             to vote for all nominees below

         David E. Hershberg, Kenneth A. Miller, Stephen C. Yablonski,
         C. J. Waylan, A. Robert Towbin, Richard E. Caruso, Brian T. Maloney and Daniel S. Van Riper.

         INSTRUCTION: To withhold authority to vote for an individual nominee, write the nominee's name in the space provided below.


2.       RATIFICATION OF ACCOUNTANTS

         [ ] FOR                   [ ]  AGAINST         [ ]  ABSTAIN WITH RESPECT TO

         proposal to ratify the selection of Ernst & Young LLP, as independent auditors of the Company as described in the Proxy Statement.

         ----------------------------------------------------------------------

3. IN THEIR DISCRETION UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING

         UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE PERSONS NOMINATED BY MANAGEMENT AS DIRECTORS AND FOR PROPOSAL 2.

         Please date and sign exactly as your name appears on the envelope in which this material was mailed. If shares are held jointly, each stockholder should sign. Executors, administrators, trustees, etc. should use full title and, if more than one, all should sign. If the stockholder is a corporation, please sign full corporate name by an authorized officer.


                             --------------------------------------------------
                                          Signature of Stockholder


                             --------------------------------------------------
                                                Print name

Dated:_____________________